UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 26, 2010
VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (800)-VISTEON
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.02. Termination of a Material Definitive Agreement.
     On July 26, 2010, Visteon Corporation (the “Company”), Visteon Global Technologies, Inc., Automotive Components Holdings, LLC, (“ACH”) and Ford Motor Company (“Ford”) entered into an agreement to terminate each of (i) the Master Services Agreement, dated September 30, 2005 (as amended, the “MSA”), between the Company and ACH; and (ii) the Visteon Salaried Employee Lease Agreement, dated October 1, 2005 (as amended, the “SELA”), between the Company and ACH, (iii) the Visteon Hourly Employee Lease Agreement, dated October 1, 2005 (as amended, the “HELA”), between the Company and ACH. Each of the MSA, SELA and HELA will terminate at 11:59 p.m. Dearborn, Michigan time on August 31, 2010. The termination of these agreements is subject to the approval of the U.S. bankruptcy court as well as other conditions.
     In September 2005, the Company entered into several restructuring transactions pursuant to which it transferred 23 of its North American facilities, and certain other related assets and liabilities, to ACH, an indirect, wholly-owned subsidiary of the Company. Subsequently, the Company sold ACH to Ford. In connection with the sale, the Company agreed to lease the services of its employees who worked at the transferred plants to ACH as well as to provide certain additional services related thereto, pursuant the terms of the MSA, SELA and HELA. In order to allow the Company to focus on its core business, the Company informed ACH that, absent a termination agreement, it would reject the foregoing agreements through the bankruptcy process. However, to avoid the adverse impacts of such rejections and resulting claims and provide for a mutually agreeable and orderly transfer of the leased employees from the Company to ACH, the parties negotiated the termination of the agreements, including various transition arrangements.
     Ford is one of the Company’s largest customers and Ford, the Company and ACH engage in numerous commercial transactions. Ford is also the sole lender in respect of the Company’s asset-based revolving loan facility.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION
Date: July 30, 2010	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel